IssuerFree Writing Prospectus
Filed by McMoRan Exploration Co.
Pursuant to Rule 433
Relating to the Company’s preliminary prospectus supplements dated October 25, 2007
Registration No. 333-144496

The following information supplements the Preliminary Prospectus Supplement for the offering of Mandatory Convertible Preferred Stock and the Preliminary Prospectus Supplement for the offering of Common Stock, each dated October 25, 2007, filed pursuant to Rule 424(b) under the Securities Act, Registration Statement No. 333-144496.

McMoRan Exploration Co. (the “Company”) has received indication from James R. Moffett, Co-Chairman of the Board of the Company, of his interest in purchasing approximately 4.5 percent of the shares being offered pursuant to each of the Company’s offerings of (a) 11,000,000 shares of the Company’s common stock and (b) 1,500,000 shares of its      % mandatory convertible preferred stock.

The Company has also received indication from Richard C. Adkerson, Co-Chairman of the Board of the Company, of his interest in purchasing approximately 1 percent of the shares being offered pursuant to the Company’s offering of 11,000,000 shares of its common stock and that he is considering purchasing shares being offered pursuant to the Company’s offering of 1,500,000 shares of its      % mandatory convertible preferred stock.

The Company makes no assurances that James R. Moffett or Richard C. Adkerson will purchase any or all of the Company’s common stock or      % mandatory convertible preferred stock as described above, and even if they do, the Company makes no assurances that either of them will purchase the amount described above.

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The Company has filed a registration statement (including preliminary prospectus supplements) with the Securities and Exchange Commission, or the SEC, for the public offerings to which this communication relates. Before you invest, you should read the applicable prospectus supplement in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you the applicable preliminary prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-866-500-5408 or J.P. Morgan Securities Inc. toll free at 1-866-430-0686.